SEVENTH AMENDMENT

TO THE HORIZON FUNDS FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the last date on the signature block to the Fund Administration Servicing Agreement, dated as of February 8, 2016, as amended (the “Agreement”), is entered into by and between HORIZON FUNDS, a Delaware trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, d/b/a U.S. Bank Global Fund Services a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust desires to amend the fee schedule and the term of the agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit C is hereby superseded and replaced with Exhibit C attached hereto.

2.	Section 11 Term of Agreement; Amendment is hereby amended and replaced with the following:

11 Term of Agreement; Amendment

This Agreement shall become effective as of February 9, 2022 and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

Signatures on the following page

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

HORIZON FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Stephen Terry	By:	/s/ Anita M. Zagrodnik

Name:	Stephen Terry	Name:	Anita M. Zagrodnik

Title:	PFO	Title:	Senior Vice President
Date:	3/8/22	Date:	3/8/2022
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Amended Exhibit A to the Fund Administration Servicing Agreement – Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series

Horizon Active Asset Allocation Fund

Horizon Active Risk Assist® Fund

Horizon Active Income Fund

Horizon Defined Risk Fund

Horizon Active Dividend Fund

Horizon US Defensive Equity Fund

Horizon ESG Defensive Core Fund

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Exhibit C to the Fund Administration Servicing Agreement – Horizon Funds

Fund Administration & Fund Accounting Services Fee Schedule

Annual Fee Based Upon Average Net Assets Per Fund Complex*

[…] bps on the first $[…] billion

[…] bps on the next $[…] billion

[…] bps on the next $[…] billion

[…] bps on the next $[…] billion

[…] bps on the balance > $[…] billion

Minimum Monthly Fee: $[…] per fund complex based on 7 funds. Additional funds will increase monthly minimum by $[…] per fund per month.

NOTE: Conversions, multiple classes, master/feeder, multiple manager funds, and extraordinary services quoted separately.

All schedules subject to change depending upon use of unique security type requiring special pricing or accounting arrangements.

▪	$[…] additional fee for each additional CUSIP (over 13 up to 17 at the complex level), Controlled Foreign Corporation (CFC), and/or sub-advisor.
▪	$[…] additional fee for each CUSIP over 17 at the Complex Level
▪	Additional CUSIP fee of $[…] discounted […]% for first 3 months for new Funds and […]% for the next 3 months for new Funds..

Services Included in Annual Fee per Fund

Advisor Information Source – On-line access to portfolio management and compliance information.

Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

Core Tax Services – See Additional Services Fee Schedule

USBFS Legal Administration (e.g., annual registration statement update)

– See Fund Accounting Schedule

Third Party Administrative Data Charges (descriptive data for each security)

$[…] per security per month for fund administrative data

SEC Modernization Requirements

▪	Form N-PORT – $[…] per year, per Fund
▪	Form N-CEN – $[…] per year, per Fund

Chief Compliance Officer Support Fee

▪	$[…] per year per fund complex per service line.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting, tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. U.S. Bank legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.

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